SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made by and between Robert A. Young (“Executive”) and Tessera Technologies, Inc., on behalf of itself and its subsidiaries and affiliates, including, without limitation, Tessera Global Services, Inc. (together, the “Company”), effective as of the eighth day following Executive’s signature of this Agreement without revocation (the “Effective Date”) with reference to the following facts:

A.    Executive was President and CEO of the Company from May 11, 2011 through noon, Pacific Time, April 15, 2013 (the “Separation Date”).

B.    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including all amounts due and owing to Executive, without limitation, under the terms of the offer letter dated May 11, 2011, as amended (collectively, the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation Payments.
(a)Cash Severance; Consulting Agreement. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the timely execution of this Agreement without revocation, and Executive’s performance of his continuing obligations pursuant to this Agreement, the Consulting Agreement attached as Exhibit A hereto (the “Consulting Agreement”) and the Employment Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) executed as of May 18, 2011, to provide Executive the following separation payments: (i) cash severance in the amount of $1,332,000, payable by the Company on or before April 29, 2013, and (ii) the payments set forth in the Consulting Agreement.
(b)No Other Payments. Except for the payment of all accrued but unused vacation, other accrued benefits under other employee benefit plans (including without limitation the Company’s 401-k plan) and payment from the beginning of the last pay period through the date hereof no additional compensation or payment is due and owing to Executive following the date hereof, except as provided herein and in the Consulting Agreement.
(c)COBRA. The Company shall pay the employee contribution for medical, dental, and vision coverage for the Executive and his covered dependents (if COBRA coverage is elected) through (i) April 1, 2015 or (ii) until Executive accepts employment with an employer that offers alternative health coverage or (iii) until Executive is otherwise no longer eligible for COBRA, whichever occurs first. No vacation and holiday pay will accrue after the Separation Date, and the Executive’s participation in the Company’s 401(k) program will cease after the Separation Date.
(d)Settlement of Temporary Living Expenses. The Company will reimburse and assume responsibility for any remaining obligations with respect to Executive’s reasonable, temporary living expenses incurred in connection with Executive’s relocation to the San Francisco Bay Area, and will reasonably cooperate with Executive in the windup of those obligations and the payment of any expenses associated therewith, including his apartment lease and furnishings and automobile lease. The Company will have the right to take possession of the leased apartment, any furnishings, and leased automobile upon its assumption from, and reimbursement to, Executive of all obligations associated therewith. Executive will reasonably cooperate with the Company in effecting the foregoing.
(e)Equity Grants. Executive’s outstanding equity grants, to the extent vested as of the date of this Agreement, will continue to be exercisable in accordance with the terms of such grants. Executive’s outstanding equity grants, to the extent not vested as of the date of this Agreement, are by mutual agreement of the parties, hereby and forever cancelled and forfeited (and will not become exercisable notwithstanding Executive’s provision of services pursuant to the Consulting Agreement). A list of your outstanding equity grants and their treatment under this Agreement is set forth in Schedule 1.
(f)Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)Sole Separation Benefit. Executive acknowledges and agrees that the payments referenced in this Section 1 are not required under the Employment Agreement, and constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
(h)Attorneys’ Fees. The Company shall reimburse Executive’s reasonable attorneys’ fees incurred in connection with the preparation of this Agreement and the Consulting Agreement, up to a maximum of $35,000.
2.Full Payment. Executive acknowledges that the payments, benefits and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the separation thereof, other than reimbursement of expenses incurred prior to the date hereof in the ordinary course of business.
3.Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 3, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)    On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Company Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Company Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating in any manner to Executive’s Employment Agreement, hire, employment, remuneration, equity grants, failure to grant to Executive equity to which he claims he was entitled, or separation of the Executive’s employment by the Company Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Notwithstanding the generality of the foregoing, Executive does not release Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law, any director and officer policies of insurance in effect as of the Separation Date; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment; and any other Claims that cannot be released as a matter of law.
(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive has the right to consult with an attorney before signing this Agreement;
(ii)Executive has been given at least twenty-one (21) days to consider this Agreement;
(iii)Executive has seven (7) days after signing this Agreement to revoke it, and Executive will not receive the severance benefits provided by Section 1 of this Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, by email, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Eric Schlezinger, at eschezinger@tessera.com.
(d)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.The Company’s Release of Executive. The Company, on behalf of itself and its predecessors, successors, and affiliates, hereby releases and forever discharges Executive, his heirs, successors, assigns, representatives and agents, and all persons acting by, through, under or in concert with them, or any of them (the “Executive Releasees”) of and from any and all manner of Claims, which the Company now has or may hereafter have against the Executive Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The released claims include, but are not limited to, claims relating to Executive’s employment or the discontinuance of Executive’s employment and claims airing under federal, state or local statutory or common law, such as the California Labor Code and California Business & Professions Code Section 17200. Notwithstanding the generality of the foregoing, the released claims do not include Claims based upon acts or omissions of the Executive for which he would not be entitled to indemnity from the Company as a matter of contract, law or the Company’s by-laws.
5.    Additional Covenants. Executive and the Company further agree as follows:
(a)    Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, whether verbally or by non-verbal gesture or communication, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency. The Company agrees that the Tessera Technologies, Inc. Board of Directors (“Board”) and its executive officers shall not disparage, criticize or defame Executive, whether verbally or by non-verbal gesture or communication, either publicly or privately. The Company will issue a press release in the form mutually agreed upon concurrently herewith with respect to Executive’s separation and additional public disclosure shall be consistent with such press release or as otherwise required by applicable securities laws.
(b)    Non-Solicitation. Executive agrees that during the Term of the Consulting Agreement he shall not (without the prior written consent of the Company) solicit, directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (whether on Executive’s own behalf or on behalf of any other person or entity) any employee, consultant, independent contactor, vendor or customer of the Company to leave his or her employment, consulting or independent contractor relationship with the Company or to adversely alter his, her or its business arrangements with the Company. The foregoing will not prohibit solicitation of employment where Executive can demonstrate by written records that the employee first initiated contact with Executive.
(c)     Non-Interference. Executive agrees that during the Term of the Consulting Agreement, he shall not (without the prior written consent of the Company) directly or indirectly, personally or through others, interfere or in any way seek to negatively influence the Company’s relationship or business with any employee, consultant, independent contractor, stockholder, vendor or customer of the Company. The foregoing will not prohibit solicitation of employment where Executive can demonstrate by written records that the employee first initiated contact with Executive.
(d)    Transfer of Company Property. Executive represents and warrants that, as soon as reasonably practical, he will leave within his files and laptop turned over to the Company all electronic or physical files, memoranda, records, and other documents, and any other electronic, physical or personal property of the Company which Executive had in his possession, custody or control.
(e)    Executive’s Cooperation.  After the Separation Date, Executive shall reasonably cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any (i) prosecution of or other filings and proceedings before the United States Patent and Trademark Office or other patent office with respect to any pending or future patent applications or issued patents and (ii) pending or future internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company, including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment, and providing declarations as requested. Such reasonable cooperation shall be provided without charge (other than advancement or reimbursement of reasonable expenses) during the period from the date hereof until the end of the term of the Consulting Agreement (to the extent within the time commitment provided for in that agreement), and at a mutually agreeable rate after the term of the Consulting Agreement (or to the extent outside of such time commitment); shall not interfere with Executive’s other business obligations at the time; and shall not be required with respect to any such matter the Executive deems, based upon advice of legal counsel, reasonably likely to be adverse to the Executive. In addition, Executive shall cause all shares beneficially owned to be present for quorum purposes and voted, at the 2013 annual meeting of stockholders or at any adjournments or postponements thereof, for all of the directors nominated by the Company’s Board of Directors for election at such stockholder meeting, and shall not participate or engage in any manner, directly or indirectly, in any opposition to any directors nominated by the Company’s Board of Directors or support any other director nominee in connection with such stockholder meeting.
(f)    Board and Office Resignation. Contemporaneous with the execution of this Agreement, Executive has executed and delivered to the Company a resignation, in the form of Exhibit B hereto, from all board and officer positions he holds in the Company and its subsidiaries.
(g)    Review of Press Release. The Company will afford Executive the right to review and reasonably approve its press release announcing its chief executive transition insofar as such press release refers to Executive (but Executive shall not have any approval right with respect to any language in such press release that does not specifically refer to Executive).
6.    Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any released party with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he or it will immediately cause it to be withdrawn and dismissed, (b) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (c) upon the execution and delivery of this Agreement by Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms (subject to the uncertainties of California law, the enforceability exceptions and the discretion of a court or arbitrator in granting equitable or legal relief). Executive further represents that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.
7.    No Assignment. Executive and the Company warrant and represent that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise, other than in connection with Executive’s death. If any claim, action, demand or suit should be made or instituted against the Company or Executive or any other released party because of any unpermitted assignment, subrogation or transfer by Executive or the Company, Executive and the Company agree to indemnify and hold harmless the aggrieved party against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.
8.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
9.    Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Jose, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
10.    Entire Agreement. This Agreement, the Consulting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with regard to the subject matter hereof and the Confidentiality Agreement shall continue pursuant to its terms and conditions. The Company and Executive acknowledge that the termination of Executive’s employment with the Company was an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and the Chief Executive Officer of the Company and recite that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: April 15, 2013
/s/ Robert A. Young
Robert A. Young

TESSERA TECHNOLOGIES, INC.

DATED: April 15, 2013

By: /s/ Bernard J. Cassidy
Name: Bernard J. Cassidy
Title: Executive Vice President and Secretary

EXHIBIT A

Consulting Agreement
EXHIBIT B

April 15, 2013

Tessera Technologies, Inc.
3025 Orchard Parkway
San Jose, CA 95134

Ladies and Gentlemen:

I hereby resign, effective immediately, from all positions I hold as a member of the board of directors, or as an officer, of Tessera Technologies, Inc. (the “Company”) and its subsidiaries. Please be advised that my resignation from these positions is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

___________________________________
Dr. Robert A. Young
Schedule 1

Outstanding Equity Grants

1

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